Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CROSS COUNTRY HEALTHCARE TO PRESENT AT SUNTRUST ROBINSON HUMPHREY INSTITUTIONAL INVESTOR CONFERENCE

BOCA RATON, Fla. – March 28, 2006 – Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to make a presentation on Tuesday, April 11, 2006, at 10:25 a.m. Eastern Time at SunTrust Robinson Humphrey’s 35th Annual Institutional Investor Conference being held at the Ritz-Carlton Buckhead in Atlanta.

Cross Country’s presentation will be webcast and accessible to the public online via the Company’s website at www.corporate-ir.net/ireye/ir_site.zhtml?ticker=ccrn&script=2100%20.  Through this link, visitors will be able to access the Company’s presentation made by Joseph A. Boshart, President and Chief Executive Officer of Cross Country Healthcare, Inc., who will provide an overview of Cross Country’s business and prospects.  Replays will be available online at the Company’s website for 90 days after the presentation at www.corporate-ir.net/ireye/ir_site.zhtml?ticker_CCRN&script=1000.

Cross Country Healthcare, Inc. is a leading provider of healthcare staffing services in the United States.  The Company has a national client base of over 3,000 hospitals, pharmaceutical companies and other healthcare providers.  Copies of this and other news releases as well as additional information about Cross Country can be obtained online at www.crosscountry.com.  Shareholders and prospective investors can also register at the corporate website to automatically receive the Company’s press releases by e-mail.

The Company’s presentation contains forward-looking statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", “suggests” and similar expressions are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.  These factors include: our ability to attract and retain qualified nurses and other healthcare personnel, costs and availability of short-term leases for our travel nurses, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company’s, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth under the caption "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

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For further information, please contact:

Howard A. Goldman

Director/Investor & Corporate Relations

Phone: 877-686-9779

Email: hgoldman@crosscountry.com

6551 Park of Commerce Blvd., Boca Raton, FL 33487

Tel: (800) 347-2264   Fax: (561) 998-8533   www.crosscountry.com